Exhibit 99.1

Pacific Software Inc. Collaborates with KB Quest to Design IBM-based Hyperledger Blockchain Technology Solutions Commercially

April 11, 2018…Dana Point, CA...Pacific Software Inc. (OTC:PK:PFSF) today announced that it has entered into a collaboration with KB Quest Group Inc. (KBQ) utilizing IBM’s Hyperledger Blockchain, Backend as a Service (BaaS) Infrastructure to design, develop and commercially distribute Hyperledger Blockchain solutions to clients in three key industries. This effort will be coordinated by Dr. WC Wong Chairman and Founder of KBQ.

These sectors include: Agriculture, to target “farm-to-table” beef exports; Cannabis, to improve “seed-to-sale” supply chain management and traceability; Opioids, to create a verifiable controlled substance management system and an incorruptible digital ledger supporting the distribution, tracking and prescription of these controlled substances.

“The commercial distribution of the technology solutions could take the form of a sale in exchange for cash, equity, and other considerations” commented Peter Pizzino, President “or a licensee arrangement with a client where the company could receive a revenue stream from royalties, service fees and other long term payments”.

KBQ has developed an alpha test site for the Hyperledger Blockchain technology solutions for demonstration purposes for the company’s clients. It intends to commence design and development of the applications as soon as practicable.

Pacific Software Inc. is a designer, developer and commercial distributor of blockchain based systems as its core business. The basic requirements of the systems to be developed include; high throughput transaction processing, traceability or tracking, visibility or monitoring and transparency throughout the supply and value chains for stakeholders.

A blockchain system is an incorruptible digital ledger of business transactions which may be programmed to record a variety of economic events of value. For further information visit our website at Pacificsoftwareinc.com.

Contact: For further information please visit contact us at:

Harrysen Mittler, Chairman and CEO

Pacific Software Inc.

34145 Pacific Coast Highway, Suite 131

Dana Point, CA 92629-2808

 (949) 637-3909

Safe Harbor Notice: Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.